UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): November 15, 2005

GRAFTECH INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13888	06-1385548
(State or Other	(Commission File Number)	(I.R.S. Employee
Jurisdiction of Incorporation)		Identification Number)

Brandywine West, 1521 Concord Pike, Suite 301, Wilmington, Delaware 19803
(Address of Principal Executive Offices, including Zip Code)

        Registrant’s Telephone Number, including Area Code: 302-778-8227

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

             Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

        On November 15, 2005, GrafTech International Ltd. (“GrafTech”) entered into a Memorandum of Agreement with CGI-AMS (“CGI” and formerly known as CGI Information Systems and Management Consultants, Inc.) The memorandum terminated the Business Process Services Agreement (the “Agreement”) executed on August 26, 2002, which provided for the management and operation of certain of GrafTech’s finance and accounting functions by CGI. The memorandum was entered into after the parties determined that the termination of the Agreement was in their mutual best interest. The Agreement, which would have expired on September 1, 2012, will terminate on February 28, 2006 at 11:59 p.m. (the “Termination Date”). Thereafter, GrafTech will be solely and entirely responsible for all of the services previously rendered by CGI under the Agreement. The parties will share in the obligations and liabilities relating to the transfer to GrafTech or dismissal of CGI employees currently rendering Services (as defined in the Agreement) under the Agreement and other related expenses.

        There are certain benefits and risks to GrafTech associated with terminating the Agreement. Certain of the benefits include maintaining sole control over its finance and accounting functions thereby allowing GrafTech to operate such functions more efficiently and productively. GrafTech expects that operating these activities will save approximately $2 million per annum once the transition is complete. Certain of the risks to GrafTech associated both with the termination of the Agreement and the transition period include (i) failing to attract and hire the necessary CGI personnel to effect a seamless transition of the Services back to GrafTech, and (ii) delays in having the various functions operating efficiently and at full capacity immediately following the Termination Date resulting in delays in the financial statement closing process. The termination of the Agreement is not expected to have a material impact on the financial results or internal control environment of GrafTech.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRAFTECH INTERNATIONAL LTD.

Date: November 21, 2005	By:/s/ Karen G. Narwold Karen G. Narwold Vice President, General Counsel, Human Resources and Secretary